Exhibit 99.1

FOR IMMEDIATE RELEASE

August 7, 2009

MICRONETICS REPORTS FIRST QUARTER RESULTS FOR FISCAL YEAR 2010

Hudson, NH — (BUSINESS WIRE) - August 7, 2009 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its first quarter ended June 27, 2009 (Q1 FY 2010).

Net sales for Q1 FY 2010 were $7.9 million, an increase of 12% or $.8 million compared to $7.1 million for Q1 FY 2009.

The increase in net sales was primarily attributable to an increase in sales of integrated sub-assemblies for defense applications. For Q1 FY 2010 the Company reported a net loss of $12,065 or $0.00 per diluted share, as compared to net income of $157,606 or $0.03 per diluted share for Q1 FY 2009.

David Robbins, Micronetics’ CEO stated, “As expected, our commercial components line continued to show a weakness in sales and gross margin over previous quarters. However, growth in our defense products during the quarter more than offset this trend. Gross margin was adversely affected by start-up costs associated with the March 2009 acquisition of our RFID product line. We expect to generate sales in the second quarter for the RFID product line as a result of our recently announced contract with a major retailer.”

Mr. Robbins continued, “We are pleased with our success in integrated sub-assembly products and are making steady and measurable progress broadening our power amplifier product offering with more diversified applications; this is evidenced by having shipped power amplifiers for an advanced ground based jamming system, and continued engagement with some key customers for homeland security public safety applications utilizing our newly developed high efficiency digital pre-distortion power amplifier.”

Backlog increased by $1 million to a record $27 million on approximately $9 million in bookings for the quarter.

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including AeroSat, Anritsu, BAE Systems, Boeing Company, General Dynamics, ITT Electronic Warfare Systems, L-3 Communications, Northrop Grumman, Raytheon, and Thales. In addition, direct government customers including DFAS, Hill AFB, Augusta Aerospace and NAVICP. Additional information can be found on our website at http://www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2009 as well as its other filings with the Securities and Exchange Commission.

INCOME STATEMENT DATA ($000s omitted except per share data)

	Thirteen Weeks Ended
	June 27, 2009	June 28, 2008

Net sales	$7,913	$7,087

Gross profit	2,476	2,978

Research and development	306	342

Selling, general and administrative expenses	2,024	2,199

Amortization of intangibles	87	177

Other (expense) income	(80)	24

(Loss) income before income taxes	(21)	284

Benefit (provision) for income taxes	9	(126)

Net (loss) income	$(12)	$158

Net (loss) income per common share:
Basic	$.00	$.03
Diluted	$.00	$.03

Weighted average shares
Outstanding:
Basic	4,554	5,000
Diluted	4,554	5,008

Contact

David Robbins, CEO

Micronetics, Inc.

603-883-2900 x131